Exhibit 10.1
Netflix, Inc.
Executive Officer Severance Plan
As Amended Effective as of January 1, 2026
1.Introduction. The purpose of this Netflix, Inc. Executive Officer Severance Plan, as it may be amended or restated from time to time (the “Plan”) is to provide assurances of specified severance benefits to eligible executives of Netflix, Inc., a Delaware corporation, and its Subsidiaries and its Parent upon certain terminations of employment. Netflix, Inc. believes that the Plan will aid Netflix, Inc. and any successor thereto in attracting and retaining highly qualified individuals. The Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes the written instrument under which the Plan is maintained.
2.Defined Terms. For purposes of the Plan, the following terms shall be defined as set forth below:
2.1“Accrued Benefits” means (a) any accrued but unpaid base salary through the Severance Date, (b) any unreimbursed expenses incurred through the Severance Date subject to the Covered Executive’s prompt delivery to Netflix of all required documentation of such expenses pursuant to applicable Company policies, (c) the Prior Year Bonus and (d) all other vested payments, benefits or fringe benefits to which the Covered Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program (excluding any other severance plan, policy or program) of the Company in accordance with the terms of such arrangement, plan, or program.
2.2“Administrator” means the Compensation Committee, or any person to whom the Compensation Committee has delegated any authority or responsibility pursuant to Section 11, but only to the extent of such delegation, provided that the Board may, in its discretion, at any time and from time to time, administer the Plan.
2.3“Base Salary” means the Covered Executive’s annual base salary as in effect either (a) immediately preceding the Severance Date or (b) at any time within the twelve (12) month period prior to the Severance Date, whichever of (a) or (b) is greater.
2.4“Benefits Period Payment” has the meaning set forth in Section 4.2(d).
2.5“Board” means the Board of Directors of Netflix.
2.6“Bonus” means the bonus payable to the Covered Executive under the Bonus Program.
2.7“Bonus Program” means Netflix’s Annual Performance-Based Cash Bonus Program, or any successor bonus program approved by the Compensation Committee in which Covered Executive participates from time to time.

Exhibit 10.1
2.8“Cause” means (i) an act of fraud or personal dishonesty undertaken by a Covered Executive in connection with the Covered Executive’s responsibilities as an employee that is intended to result in substantial gain or personal enrichment of the Covered Executive, (ii) a Covered Executive’s conviction of, or plea of nolo contendere to, a felony, or (iii) a Covered Executive’s gross misconduct in connection with the performance of the Covered Executive’s responsibilities as an employee or willful failure to perform a reasonable material component of the Covered Executive’s responsibilities as an employee.
2.9“Change in Control” means the first to occur of any of the following:
(a)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Netflix representing fifty percent (50%) or more of the total voting power represented by Netflix’s then outstanding voting securities; or
(b)consummation of the sale or disposition by Netflix of all or substantially all of Netflix’s assets; or
(c)The consummation of a merger or consolidation of Netflix with any other corporation, other than a merger or consolidation which would result in the voting securities of Netflix outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Netflix, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d)A change in the composition of the Board, as a result of which less than a majority of the Directors are Incumbent Directors. An “Incumbent Director” means a Director who either (A) is a Director as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (a), (b) or (c) or in connection with an actual or threatened proxy contest relating to the election of Directors.
To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a “Change in Control” shall be deemed to have occurred under the Plan only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A.
2.10“Change in Control Protection Period” means the three (3) month period preceding a Change in Control and the twenty-four (24) month period beginning on the date of the Change in Control.
2.11“CIC Involuntary Termination” means an Involuntary Termination during a Change in Control Protection Period.
2.12“CIC Severance Benefit” has the meaning set forth in Section 4.2(a).

Exhibit 10.1
2.13“CIC Severance Benefit Schedule” has the meaning set forth in Section 4.2(a).
2.14“CIC Severance Pay” shall have the meaning ascribed to it in the CIC Severance Benefit Schedule.
2.15“Code” means the Internal Revenue Code of 1986, as amended.
2.16“Company” means Netflix and its Subsidiaries and its Parent (if applicable).
2.17“Company Equity Plan” means the Netflix, Inc. 2020 Stock Plan, as it may be amended or restated from time to time, or any successor equity incentive plan approved by the Compensation Committee.
2.18“Comparable Title” means the same or a substantially similar title to the title the Covered Executive held immediately prior to the Change in Control, with corresponding comparable authority, duties and responsibilities.
2.19“Compensation Committee” means Compensation Committee of the Board.
2.20“Competing Business” means any business (or person or entity) whose business, products, services or operations are in any respect competitive with (A) any part of the business conducted by the Company as of the date of termination of the Covered Executive’s employment with the Company or (B) any business the Company has taken active steps to conduct as of the date of termination of the Covered Executive’s employment with the Company.
2.21“Covered Executive” means a common law employee employed by Netflix or a Subsidiary or Parent of Netflix who meets each of the following criteria: (a) such employee is an Executive Officer or was an Executive Officer on or after January 1, 2024, and (b) if the employee was eligible to participate in the Prior Plan, the employee has provided a written consent in the form required by the Administrator to amendments to the Prior Plan that make the employee ineligible to participate in the Prior Plan.
2.22“Director” means a member of Netflix’s Board of Directors.
2.23“Effective Date” means January 1, 2024.
2.24“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.25“Executive Officer” means each Netflix “executive officer” as defined in Rule 3b-7 under the Exchange Act.
2.26“Good Reason” means the occurrence of any of the following events or circumstances, in each case, in the absence of the applicable Covered Executive’s written consent:

Exhibit 10.1
(a)The occurrence of any event set forth in this Section 2.26(a)(i)-(ii) at any time (including within a Change in Control Protection Period or outside of a Change in Control Protection Period):
(i)a diminution in the Covered Executive’s annual base salary as in effect immediately prior to such diminution by more than ten (10) percent (other than in connection with a proportionate across-the-board reduction in the annual base salary of all other actively employed Executive Officers); or
(ii)a material, adverse change in the Covered Executive’s title.
(b)During a Change in Control Protection Period only, the occurrence of any event set forth in this Section 2.26(b)(i)-(ii):
(i)a material adverse change in the nature or scope of the Covered Executive’s authority, duties or responsibilities with respect to the activities of Netflix, including, without limitation, if in connection with or following a Change in Control, the Covered Executive ceases to hold a Comparable Title at a publicly traded company that is Netflix, Inc., its successor, or the parent entity of the acquirer; or
(ii)the Company requiring the Covered Executive to relocate the Covered Executive’s principal place of employment with the Company by more than thirty (30) miles from the Covered Executive’s principal place of employment as of the later of (x) the Effective Date and (y) the date the Covered Executive became eligible to participate in the Plan.
Notwithstanding the foregoing, a termination by a Covered Executive for Good Reason shall not have occurred unless (i) the Covered Executive provides a written notice to Netflix specifying the specific basis for the Covered Executive’s belief that the Covered Executive is entitled to terminate employment for Good Reason (the “Notice of Termination”) within ninety (90) days of the initial existence of the circumstance(s) constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, (ii) Netflix has failed within thirty (30) days after receipt of the Notice of Termination to cure the circumstances constituting Good Reason and (iii) the Covered Executive’s Severance Date occurs no later than sixty (60) days after the date of the Notice of Termination.
2.27“Involuntary Termination” means the termination of the Covered Executive’s employment with the Company (i) by the Company for a reason other than Cause, the Covered Executive’s death or the Covered Executive’s permanent disability or (ii) by the Covered Executive for Good Reason. For purposes of the Plan, the transfer of a Covered Executive’s employment between Netflix and a Subsidiary or Parent, or between Subsidiaries or between a Subsidiary and a Parent will not be considered a termination of employment and the Covered Executive will not be entitled to receive a Severance Benefit in connection therewith. A “Retirement” shall not constitute an Involuntary Termination.
2.28“Netflix” means Netflix, Inc., a Delaware corporation, and any successor thereto.

Exhibit 10.1
2.29“Non-CIC Involuntary Termination” means an Involuntary Termination outside of a Change in Control Protection Period.
2.30“Non-CIC Severance Benefit” has the meaning set forth in Section 4.2(a).
2.31“Non-CIC Severance Benefit Schedule” has the meaning set forth in Section 4.2(a).
2.32“Non-CIC Severance Pay” shall have the meaning ascribed to it in the Non-CIC Severance Benefit Schedule.
2.33“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, with respect to Netflix.
2.34“Plan” means the Netflix, Inc. Executive Officer Severance Plan, as set forth in this document, and as hereafter amended from time to time.
2.35“Prior Plan” means the Company’s Executive Severance and Retention Incentive Plan, as it may be amended or restated from time to time.
2.36“Prior Year Bonus” means any Bonus that was earned by the Covered Executive but which had not yet been paid as of the Severance Date.

2.37“Pro Rata Bonus” means an amount equal to the product of (i) and (ii): (i) the Bonus, if any, that the Covered Executive would have earned for the Bonus program performance period in which the Severance Date occurs, calculated (x) based on actual performance against the Bonus program performance metrics as assessed for the entire performance period, only if the Involuntary Termination is a Non-CIC Involuntary Termination or (y) as if target performance levels were achieved, only if the Involuntary Termination is a CIC Involuntary Termination and (ii) a fraction, the numerator of which is the number of days the Covered Executive was employed by the Company during Bonus program performance period in which the Severance Date occurs, and the denominator of which is the number of days in the Bonus program performance period. If the Bonus Program provides that a Covered Executive is entitled to receive a pro rata Bonus in connection with an Involuntary Termination (as was the case for the Bonus Program that was in effect as of the Effective Date) and the Covered Executive experiences an Involuntary Termination that qualifies the Covered Executive for a Pro Rata Bonus under the Plan that (i) differs from the amount of the pro rata Bonus that would have been payable under the Bonus Program, the Pro Rata Bonus shall be in lieu of any such pro rata Bonus under the Bonus Program or (ii) is the same as the amount of the pro rata Bonus payable under the Bonus Program, the Pro Rata Bonus shall constitute the pro rata Bonus under the Bonus Program.

2.38“Release” has the meaning set forth in Section 5.

2.39“Release Deadline” has the meaning set forth in Section 5.

Exhibit 10.1
2.40“Restricted Period” means the period the Covered Executive is receiving a Retirement Severance Benefit under the Plan.

2.41“Retirement” means the Covered Executive’s status as an employee of the Company is terminated after (i) the Covered Executive has had at least ten (10) years of credited employment with the Company, (ii) the Covered Executive is at least fifty-five (55) years old as of the date of Retirement, (iii) the Covered Executive provides at least three (3) months’ advance written notice to the Company of the Covered Executive’s Retirement (which notice may be waived at the Administrator’s discretion) and (iv) the Covered Executive is in good standing with the Company as determined by the Administrator.

The Covered Executive’s “credited employment” shall include all periods that the Covered Executive was employed with the Company, regardless of whether there was a break in the Covered Executive’s service between such periods, but excluding the length of any such break in service period.

2.42“Retirement Severance Benefit” has the meaning set forth in Section 4.2(f).

2.43“Retirement Vesting Criteria” means (i) the Covered Executive executes and does not revoke the Release no later than the Release Deadline and (ii) the Covered Executive continues to comply with and does not violate the terms of the restrictive covenants in Section 8 of the Plan and such other covenants and obligations set forth in or incorporated by reference in the Release through each applicable vesting date in the applicable award agreement(s).

2.44“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

2.45“Severance Benefit” means the CIC Severance Benefit, the Non-CIC Severance Benefit or the Retirement Severance Benefit.
2.46“Severance Date” means the date on which a Covered Executive experiences an Involuntary Termination.
2.47“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned, directly or indirectly, by Netflix.
2.48“Target Bonus” means the Covered Executive’s target annual Bonus as in effect either (a) immediately preceding the Severance Date or (b) at any time within the twelve (12) month period prior to the Severance Date, whichever of (a) or (b) is greater.
3.Accrued Benefits. Netflix will promptly make a payment or otherwise provide all Accrued Benefits when due. Such obligation will not be subject to the Covered Executive’s execution of a Release. The Prior Year Bonus, if applicable, shall be paid on the date that Bonuses for such year are normally paid to Netflix’s actively employed executives.
4.Severance.

Exhibit 10.1
4.1Eligibility. If a Covered Executive experiences an Involuntary Termination, then, subject to the Covered Executive’s compliance with Section 5, the Covered Executive shall receive the Severance Benefit provided pursuant to this Section 4 (excluding Section 4.2(f)). If the Covered Executive experiences a Retirement, then the Covered Executive may be eligible to receive the Severance Benefit provided pursuant to Section 4.2(f), in accordance with the terms of Section 4.2(f) and the applicable equity award agreement(s), subject to the Covered Executive’s compliance with Sections 5 and 8.
4.2Severance Benefit.
(a)Subject to the terms of the Plan, the Company shall provide the “Non-CIC Severance Benefit” to each Covered Executive who experiences a Non-CIC Involuntary Termination equal to the amount listed in Schedule A attached hereto (the “Non-CIC Severance Benefit Schedule”) and the Company shall provide the “CIC Severance Benefit” to each Covered Executive who experiences a CIC Involuntary Termination equal to the amount listed in Schedule B attached hereto (the “CIC Severance Benefit Schedule”).
(i)Subject to Sections 5 and 9, the components of the Non-CIC Severance Benefit set forth on the Non-CIC Severance Benefit Schedule shall be payable as follows, with (1)-(3) each in the form of a lump sum cash payment: (1) Non-CIC Severance Pay and (2) the Benefits Period Payment described in Section 4.2(d) shall each be paid as soon as administratively practicable following the Severance Date, but in no event more than two and one half months following the Severance Date, and (3) the Pro Rata Bonus shall be paid on the date that Bonuses for such year are normally paid to the Company’s actively employed Covered Executives.
(ii)Subject to Sections 5 and 9, the following components of the CIC Severance Benefit set forth on the CIC Severance Benefit Schedule shall be payable as soon as administratively practicable following the later of (x) the Change in Control and (y) the Severance Date, but in no event more than two and one half months following the later of (x) and (y), with each in the form of a lump sum cash payment: (1) CIC Severance Pay, (2) the Pro Rata Bonus, and (3) the Benefits Period Payment described in Section 4.2(d).
(b)Notwithstanding any contrary provision of the Plan, in its sole discretion, the Administrator may provide a Covered Executive with a Severance Benefit that exceeds the Severance Benefit applicable to the Covered Executive as set forth on the Non-CIC Severance Benefit Schedule or the CIC Severance Benefit Schedule, as applicable. Any Severance Benefit provided pursuant this Section 4.2(b) shall be in writing and executed by the Administrator.
(c)The Administrator may reduce the Severance Benefit provided in Section 4.2(a) or (b) but only with the written consent of the Covered Executive, and provided that any such reduction may be made only if in accordance with all applicable laws, including (but not limited to) Section 409A.
(d)If the Covered Executive experiences an Involuntary Termination and is eligible for and timely elects to receive continued healthcare coverage pursuant to the provisions

Exhibit 10.1
of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the Covered Executive a lump sum cash payment equal to the product of (x) the sum of the monthly employer and employee COBRA premium rates in effect as of the Covered Executive’s Severance Date for the Covered Executive’s and the Covered Executive’s covered dependents’ Company health, dental and vision insurance and (y) the number of months in the Covered Executive’s Benefits Period as set forth in the Non-CIC Severance Benefit Schedule or the CIC Severance Benefit Schedule, as applicable (the “Benefits Period Payment”).
(e)If the Covered Executive experiences an Involuntary Termination, each of the Covered Executive’s equity and equity-based awards that are outstanding as of the Severance Date shall be treated in accordance with the applicable award agreement(s) (including as may be modified from time to time by any official notice from the Company) and Company Equity Plan.
(f)If the Covered Executive’s employment with the Company terminates due to the Covered Executive’s Retirement, the Company shall provide post-termination continued vesting of the Covered Executive’s equity and equity-based awards that are outstanding at the time of the Covered Executive’s Retirement, solely to the extent the applicable award agreements (as may be amended from time to time, including by an official notice from the Company) provide for post-termination continued vesting contingent on the Covered Executive’s satisfaction of the Retirement Vesting Criteria and expressly reference Section 8 of the Plan. Such continued vesting shall be the “Retirement Severance Benefit.” For the avoidance of doubt, (i) if the Covered Executive’s applicable award agreements do not provide for continued equity award vesting following Retirement, no Retirement Severance Benefit shall apply to such awards and (ii) the CIC Severance Benefit and the Non-CIC Severance Benefit do not apply to the Covered Executive if the Covered Executive’s employment terminates due to the Covered Executive’s Retirement, unless otherwise determined by the Administrator.
5.Separation and Release Agreement.
As a condition to receiving a Severance Benefit under the Plan, each Covered Executive will be required to sign a separation and release agreement in form and substance satisfactory to the Administrator that includes, among other things,a waiver and general release of the Company and other releasees from and against any and all claims that may be waived under applicable law, and, for a Retirement Severance Benefit only, the substance of the restrictive covenants set forth in Section 8 hereof (such agreement, the “Release”), provided further that the Administrator may determine to waive restrictive covenant obligations in its discretion. The Release must be executed and irrevocably effective within the period required by the Release but in no event later than sixty (60) days following the Covered Executive’s Severance Date (or, in the case of the Covered Executive’s Retirement, no later than sixty (60) days following the Covered Executive’s Retirement), inclusive of any revocation period set forth in the Release (such deadline, the “Release Deadline”). The Severance Benefit will not be paid or provided until the Release becomes irrevocably effective. If the Release does not become irrevocably effective by the Release Deadline due to action or inaction of the Covered Executive, the Covered Executive will forfeit all rights to the Severance Benefit.

Exhibit 10.1
Notwithstanding any contrary provision of the Plan, in order to help a Covered Executive avoid having to pay the additional twenty percent (20%) income tax under Section 409A, in the event that a Covered Executive’s Severance Date occurs at a time during the calendar year when it would be possible for the Release to become effective in the calendar year following the calendar year in which the Severance Date occurs, then the Severance Benefit owed (if any) will be paid on the first payroll date that is at least sixty (60) days following the Severance Date (or, in the case of a CIC Severance Benefit, at least sixty (60) days following the later of the Change in Control and the Severance Date), but in all cases subject to Section 9.
6.Parachute Payments.
In the event that a Severance Benefit provided for in the Plan or otherwise payable or provided to the Covered Executive (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Covered Executive’s Severance Benefit hereunder shall be either
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Netflix and the Covered Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by an accounting firm chosen by the Administrator and reasonably acceptable to the Covered Executive (the “Accountants”). If a reduction in benefits is required only under the Plan, the reduction will apply to the Covered Executive’s Severance Benefit. If a reduction in benefits is required under the Plan and one or more other arrangements or plans entered into with or maintained for the benefit of the Covered Executive that provides for vesting acceleration of equity awards, cash severance, and/or continued employee benefits coverage, the reduction will occur in the following order: the vesting acceleration of stock options or stock appreciation rights, then cash severance, then vesting acceleration of equity awards other than stock options or stock appreciation rights, and then Company-paid employee benefits coverage. In the event that acceleration of vesting of stock options, stock appreciation rights or other equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Covered Executive’s stock options, stock appreciation rights or other equity awards, as applicable. If two or more stock options, stock appreciation rights or other equity awards are granted on the same day, the stock options, stock appreciation rights or other equity awards, as applicable, will be reduced on a pro-rata basis. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Netflix and the Covered Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably

Exhibit 10.1
request in order to make a determination under this Section. Netflix shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
7.Non-Duplication of Benefits. Except as otherwise provided in Section 4.2(e) or this Section 7, notwithstanding any other provision in the Plan to the contrary, the Severance Benefit provided hereunder shall be in lieu of any other severance benefits and the Severance Benefit provided hereunder shall be reduced by any severance paid or provided to a Covered Executive under any other plan or arrangement. Notwithstanding the preceding sentence, this Section 7 shall not apply to a Covered Executive to the extent such Covered Executive’s separate, written employment, retention or other agreement with the Company explicitly exempts the Covered Executive from the preceding sentence. Notwithstanding any other provision in the Plan to the contrary, (a) if an individual is eligible to participate in the Prior Plan, they shall not be eligible to receive any payments or benefits under the Plan, including the Severance Benefit and (b) in no event shall a Covered Executive receive both a CIC Severance Benefit and a Non-CIC Severance Benefit.
8.Restrictive Covenants. As a condition to receiving a Retirement Severance Benefit under the Plan, and as further described in Section 5 of the Plan, the Covered Executive shall be required to execute and not revoke a Release by the Release Deadline, which shall include the following covenants:
8.1Acknowledgments. The Covered Executive acknowledges and agrees that the covenants in this Section 8 are necessary to protect the Company’s trade secrets and confidential and proprietary information as well as the goodwill and reasonable competitive business interests of the Company.
8.2Non-Competition. The Covered Executive agrees that at any time prior to the expiration of the Restricted Period, the Covered Executive will not, directly or indirectly, without prior written consent of the Company, whether paid or not, engage in any of the following activities in any geographic area where the Company (a) has a customer, (b) markets or sells its products or services or (c) otherwise operates or conducts its business, in each case, as of the date of termination of the Covered Executive’s employment with the Company: (i) operate, manage, control, or participate in the operation, management or control of, (ii) serve as a director, manager or officer for, or be employed or engaged by, or (iii) provide consulting, advisory, business, strategic, sales, financial, operational or technical advice or services to any Competing Business, as determined by the Administrator.
8.3Non-Solicitation of Business Relationships. The Covered Executive agrees and covenants that the Covered Executive shall not, at any time prior to the expiration of the Restricted Period, directly or indirectly (i) solicit, induce, encourage, or attempt to solicit, induce, or encourage, using any form of oral, written, or electronic communications, any customer, client, supplier, vendor, licensee, licensor, distributor, investor or other person or entity having business relations with the Company (each, a “Business Relationship”), to discontinue, terminate, cancel or refrain from entering into, a business relationship or transaction with the

Exhibit 10.1
Company; or (ii) otherwise interrupt, disturb, or interfere with the relationship between the Company and any Business Relationship.
8.4Non-Solicitation of Personnel. The Covered Executive agrees that any time prior to the expiration of the Restricted Period, the Covered Executive shall not directly or indirectly solicit or recruit, or attempt to solicit or recruit, any employee, officer, director, independent contractor or other individual service provider of the Company to terminate his or her employment or engagement with the Company; provided, however, that the placement of general advertisements that are not specifically targeted toward employees or independent contractors of the Company will not be deemed a breach of this Section 8.4.
8.5Non-Disparagement. Subject to Section 8.6, the Covered Executive agrees that the Covered Executive shall not directly or indirectly make any critical, adverse, or disparaging statement or comment about the Company or its respective directors, officers or employees.
8.6Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), the Covered Executive hereby acknowledges that he or she shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Covered Executive understands that if the Covered Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he or she may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding if the Covered Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Nothing in the Plan or any other agreement by and between the Covered Executive and the Company is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.
Further, the Covered Executive acknowledges that nothing in the Plan or any other agreement between the Covered Executive and the Company prohibits or restricts the Covered Executive from: (i) voluntarily communicating with an attorney retained by the Covered Executive; (ii) voluntarily communicating directly with law enforcement, any government agency, including, without limitation, the Securities and Exchange Commission (“SEC”), the Department of Justice, the Equal Employment Opportunity Commission, a state or local commission on human rights, or any self-regulatory organization about actual or potential violations of laws or regulations, in each case, without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by, such government agency or self-regulatory organization; (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award; (iv) disclosing any confidential information of the Company to a court or other administrative or legislative body in response to a subpoena, provided that the Covered Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts, at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate

Exhibit 10.1
remedy, to the extent legally permitted; or (v) disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that the Covered Executive has reason to believe is unlawful, in each case, without advance notice to the Company.
8.7Remedies. If the Covered Executive fails to comply with any of the terms of the Plan or the applicable post-employment obligations, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are later due to the Covered Executive under the Plan or an applicable award agreement (including as may be modified from time to time by any official notice from the Company) that references Section 8 of the Plan, without waiving the releases provided in the Release. Additionally, if the Covered Executive fails to comply with any of the terms of the Plan or the applicable post-employment obligations, the Company shall have the right to recoup, in its sole discretion, from the Covered Executive, and the Covered Executive shall repay to the Company, within thirty (30) days following written demand by the Company, a payment equal to the value of any benefits or payments received by the Covered Executive or his or her affiliates, heirs, executors, trusts, successors or assigns under the Plan. Notwithstanding the foregoing, no Severance Benefit under the Plan shall be contingent on the Covered Executive’s compliance with the restrictive covenants in Section 8, aside from the Retirement Severance Benefit.
8.8Practice of Law. In the event the Covered Executive is licensed to practice law and/or provide services as counsel (being a “Licensed Attorney”), nothing in this Section 8 of the Plan or any other agreement by and between the Company and the Covered Executive (as a Licensed Attorney) shall (a) apply to the extent prohibited by the Rules of Professional Conduct in the state(s) in which the Covered Executive is licensed to practice law and/or provide services as counsel (collectively, the “Rules of Professional Conduct”) or (b) limit the Covered Executive (as a Licensed Attorney) from providing legal advice, as opposed to business or other advice, to any person or entity, provided that the Covered Executive complies with the Covered Executive’s obligations under the Rules of Professional Conduct. Notwithstanding anything to the contrary herein, (x) the Covered Executive acknowledges and agrees that the Covered Executive remains bound by the Rules of Professional Conduct and (y) the Company does not waive any conflict of interest.
8.9Severability. The restrictive covenants set forth in this Section 8 of the Plan are in addition to, and not in place of, any contractual requirements that may govern the Covered Executive’s obligations to the Company during and after the Covered Executive's employment with the Company. If any provision of this Section 8 of the Plan is held by any court or other tribunal of competent jurisdiction to be illegal, invalid, unreasonable, or otherwise unenforceable, the remainder of such provision shall not be thereby affected and will be deemed to be modified to the minimum extent necessary to remain in force and effect for the maximum duration, subject matter scope and geographic area as to which it may be enforceable. Further, it is the express intention of the Covered Executive and the Company that, if any court or other tribunal of competent jurisdiction determines that provision of this Section 8 of the Plan is illegal, invalid, unreasonable, or otherwise unenforceable because of its duration, subject matter scope or geographic area, such court or tribunal shall reduce the respective duration, subject

Exhibit 10.1
matter scope or geographic area of such provision, and such provision shall be enforceable and enforced as reduced.
9.Section 409A.
9.1Notwithstanding anything herein to the contrary, it is the intent that the Severance Benefit payable under the Plan satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and be exempt from Section 409A. If the Severance Benefit (or any portion thereof), when considered together with any other severance payments or separation benefits, is considered deferred compensation subject to Section 409A (together, the “Deferred Compensation Separation Benefits”), no Deferred Compensation Separation Benefits or other severance benefits that otherwise are exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until the Covered Executive has incurred a “separation from service” within the meaning of Section 409A. In addition, if the Covered Executive is a “specified employee” within the meaning of Section 409A at the time of the Covered Executive’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Executive on or within the six (6) month period following the Covered Executive’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Executive’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Executive dies following their separation but prior to the six (6) month anniversary of their date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Executive’s estate as soon as administratively practicable after the date of the Covered Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
9.2Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any payment or benefit that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any payment or benefit that entitles the Covered Executive to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit. Any severance payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit. For this purpose, “Section 409A Limit” will mean the lesser of two (2) times: (A) the Covered Executive’s annualized compensation based upon the annual rate of pay paid to Covered Executive during his or her taxable year preceding the Covered Executive’s taxable year of the Covered Executive’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto;

Exhibit 10.1
or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Executive’s employment is terminated.
9.3To the extent payments hereunder are subject to Section 409A, it is the intent of the Plan to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 12, Netflix reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Executives, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of the Severance Benefit or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder). The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Covered Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
9.4Notwithstanding anything in this Section 9 to the contrary, with respect to the Retirement Severance Benefit, to the extent Sections 9.1, 9.2 or 9.3 of the Plan conflict with the provision regarding Section 409A in the applicable award agreement underlying the award with the Retirement Severance Benefit, the applicable award agreement shall control.
10.Withholding. The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.
11.Administration. The Plan will be administered and interpreted by the Administrator in its sole discretion. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan prior to a Change in Control, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. The Administrator may delegate to any other person all or any portion of their authority or responsibility with respect to the Plan, provided that any such delegate shall not be entitled to act or pass upon any matters pertaining specifically to their own benefit or eligibility under the Plan. Notwithstanding anything to the contrary in the Plan, the Plan may be amended by Netflix at any time, and retroactively if required, to the extent that, in the opinion of Netflix, such amendment is necessary to ensure that

Exhibit 10.1
the Plan will be characterized as a plan maintained for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
12.Amendment or Termination. The Board and the Compensation Committee reserve the right to amend or terminate the Plan at any time provided that (a) as the Plan relates to each individual who was a Covered Executive on the Effective Date, without such Covered Executive’s written consent, the Plan may not be amended or terminated so as to reduce the amount of the Severance Benefit payable to the Covered Executive or to restrict the Covered Executive’s eligibility for a Severance Benefit, and (b) as the Plan relates to each individual who first becomes a Covered Executive after the Effective Date, (1) the Plan may be amended or terminated before such individual becomes a Covered Executive, and (2) after such individual becomes a Covered Executive, without such Covered Executive’s written consent, the Plan may not be amended or terminated so as to reduce the amount of the Severance Benefit payable to the Covered Executive or to restrict the Covered Executive’s eligibility for a Severance Benefit. Any amendment or termination of the Plan will be in writing.
13.Claims Procedure. Any employee or other person who believes they are entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Severance Benefit under the Plan or (ii) the date the claimant learned that the claimant will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.Appeal Procedure. If the claimant’s claim is denied, the claimant (or their authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of their decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents

Exhibit 10.1
and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
15.Source of Payments. The Severance Benefits will be paid in cash from the general funds of Netflix; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of Netflix.
16.Inalienability. In no event may any current or former employee of the Company sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
17.No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any employee at any time, with or without Cause. However, as described in the Plan, a Covered Executive may be entitled to the Severance Benefit under the Plan depending upon the circumstances of their termination of employment.
18.Successors. Any successor to Netflix of all or substantially all of Netflix’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as Netflix would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
19.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, and required, the internal substantive laws of the State of California (with the exception of its conflict of laws provisions). It is expressly intended that ERISA preempt the application of state laws to the Plan to the maximum extent permitted by Section 514 of ERISA.
20.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
21.Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
22.Indemnification. Netflix hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of their boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the

Exhibit 10.1
administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. Netflix will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by Netflix.

Exhibit 10.1
SCHEDULE A

NON-CIC SEVERANCE BENEFIT
For Non-CIC Involuntary Terminations, the following schedule shall apply:

Severance Pay	Bonus	Benefits Period
2 times the sum of the Covered Executive’s (a) Base Salary and (b) Target Bonus (such resulting amount, the “Non-CIC Severance Pay”)	The Pro Rata Bonus	18 months

Defined terms used in this Schedule A shall have the meanings ascribed to them in the Netflix, Inc. Executive Officer Severance Plan, as it may be amended or restated from time to time.
[Schedule A]

Exhibit 10.1
SCHEDULE B

CIC SEVERANCE BENEFIT
For CIC Involuntary Terminations, the following schedule shall apply:

Severance Pay	Bonus	Benefits Period
2 times the sum of the Covered Executive’s (a) Base Salary and (b) Target Bonus (such resulting product, “CIC Severance Pay”)	The Pro Rata Bonus	24 months

Defined terms used in this Schedule B shall have the meanings ascribed to them in the Netflix, Inc. Executive Officer Severance Plan, as it may be amended or restated from time to time.

[Schedule B]